EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Kelvin Medical, Inc.

We hereby consent to the incorporation of our report dated October 12, 2017, with respect to the financial statements of Kelvin Medical, Inc. for the year ended June 30, 2017 and for the period from May 5, 2016 (inception) through June 30, 2016, included in the Post-Effective Amendment No. 1 of Kelvin Medical, Inc. on Form S-1/A to be filed on or about April 12, 2018.  We also consent to the use of our name and the references to us included in the Post-Effective Amendment.

/s/Heaton & Company, PLLC
Heaton & Company, PLLC
Farmington, Utah
April 12, 2018